                                                                     EXHIBIT 3.4
                           CERTIFICATE OF CORRECTION
                                      OF
              CERTIFICATE OF DETERMINATION OF RIGHTS, PREFERENCES
                                AND PRIVILEGES
                                      OF
                    SERIES A PARTICIPATING PREFERRED STOCK
                                      OF
                           VARCO INTERNATIONAL, INC.


  The undersigned, Richard A. Kertson and Donald L. Stichler do hereby certify that:

  1. They are the duly elected and acting Vice President-Finance and Secretary, respectively, of Varco International, Inc., a California corporation (the "Corporation").

  2. The Certificate of Determination of Rights, Preferences and Privileges of Series A Participating Preferred Stock being corrected was filed with the Secretary of State on November 6, 1997.

  3. Section 2(a) of the Certificate of Determination of Rights, Preferences and Privileges of Series A Participating Preferred Stock is corrected to read in its entirety as follows:

        "Section 2.  Dividends and Distributions.

        (a) Subject to the prior and superior right of the holders of any shares of any series of Preferred Stock ranking prior and superior to the shares of Series A Participating Preferred Stock with respect to dividends, the holders of shares of Series A Participating Preferred Stock shall be entitled to receive when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the last day of January, April, July and October in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Participating Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the then applicable Adjustment Number (as hereinafter defined) times the aggregate per share amount of all cash dividends, and the then applicable Adjustment Number times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock of the

     Corporation (the "Common Stock") since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Participating Preferred Stock. The "Adjustment Number" shall initially be 1,000. In the event the Corporation shall at any time after November 6, 1997 (the "Rights Dividend Declaration Date") (i) declare and pay any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event provided, however, that no such adjustment shall be made in connection with the two-for-one split of the Common Stock to be effected in the form of a 100% stock dividend declared by the Board of Directors of the Company on November 6, 1997, and payable on December 4, 1997, to the holders of record of the Common Stock as of the close of business on November 20, 1997.

     4. This Certificate does not alter the wording of any resolution or written consent which was in fact adopted by the Board of Directors of the Corporation.

     We further declare under penalty of perjury that the matters set forth in the foregoing Certificate of Determination are true and correct of our own knowledge.

     Executed at Orange, California on November 13, 1997.


                                  /s/ RICHARD A. KERTSON
                                  ----------------------
                                  Richard A. Kertson, Vice President-Finance


                                  /s/ DONALD L. STICHLER
                                  ----------------------
                                  Donald L. Stichler, Secretary